EXHIBIT 4.1

                       OUTSIDE DIRECTORS' FEE PLAN


   1. Purposes of the Plan. The Tracor, Inc. Outside Directors' Fee Plan ("Plan") is adopted effective December 15th, 1994, by Tracor, Inc. (the "Company"), and is intended to provide a method for attracting and retaining qualified outside directors for the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders.

   2.  Administration of the Plan.

       (a) The Plan shall be administered by the Committee of Directors (the "Committee") consisting of one to three members of the Board of Directors of the Company (the "Board"), with the Chairman of the Board serving as Chairman thereof and who shall appoint the additional members from time to time. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee shall be final. All expenses incurred in connection with the administration of the Plan shall be borne by the Company. No member of the Committee shall be a Participant in the Plan.

       (b) The Committee shall perform any act which the Plan authorizes expressed by a vote at a meeting or in writing signed by a majority of its members without a meeting. The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee. Any person who is a member of the Committee shall not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under the Plan is particularly involved. If, in any matter or case in which a person is so disqualified to act, the remaining persons constituting the Committee cannot resolve such matter or case, the Board will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which he is disqualified.

       (c) The Committee may designate in writing other persons to carry out its responsibilities under the Plan. The
       Committee may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person.

       (d) The Committee may employ persons to render advice with regard to any of its responsibilities. Charges for all services rendered shall be paid by the Company.

       (e) The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorneys' fees and related costs), in connection with the performance by the person of his duties in that capacity, other than any of the foregoing, arising in connection with the willful neglect or willful misconduct of the person so acting.

   3.  Participation in the Plan.

       (a) Participation. Each non-employee director of the Board may be a participant in the Plan ("Participant"). For purposes of the foregoing sentence, an individual shall be deemed to be a non-employee director if he is a validly elected director of the Company and he is not an officer of the Company and does not perform any services for the Company in a common-law employee capacity.

       (b) Deferral of Fees. A Participant may elect to defer all or a part of any Director's fees or any fees payable to him for serving on any committee of the Board of Directors of the Corporation by filing with the Committee an election to defer receipt of all or a designated portion of such fees.

       (c) Time and Manner of Making Elections. Any deferral election which may be made by a Participant under the Plan shall be made with respect to a twelve consecutive month period ("Service Period") during which services on the Board are rendered by such Participant and must be made not later than the date immediately preceding the first day of such Service Period. A Service Period for each Participant shall commence on January 1 of each year beginning with January 1, 1995. All elections shall be made in the manner and form prescribed by the Committee.

       (d) Nature of Elections. A Participant's election to defer receipt of all or a designated portion of his fees for a Service Period shall continue in force and effect for future Service periods unless modified or revoked by such Participant. Any such modification or revocation shall be effective only as of the first day of a Service Period and must be made not later than the date immediately preceding the first day of such Service Period. A modification or revocation of an existing deferral election shall be made in the manner and form prescribed by the Committee. Any deferral election with respect to a Service Period shall be irrevocable as of the first day of such Service Period.

   4.  Crediting of Deferred Fees to Plan Account.

       (a) Establishing of Plan Account. The Committee shall establish a memorandum bookkeeping account (the "Plan Account") for each Participant in the Plan. During each quarter within a Service Period, the Committee shall credit to each Participant's Plan Account the Participant's deferred fees as of the date such fees are earned by the Participant.

       (b) Crediting of Interest Equivalents. As of the last day of each quarter within a Service Period and as of the last day of any quarter subsequent to a Service Period upon which a Participant has a balance credited to his Plan Account, the Committee shall credit to each Participant's Plan Account, as additional deferred fees, a dollar amount equal to simple interest on the amounts credited to such Account (excluding any amounts being credited during such quarter) computed at the Company's average annualized cost of all debt capital during the quarter determined on the last business day of such quarter.

       (c) Common Stock Interest Equivalents. A Participant may elect that in lieu of the interest credited to each Participant's Plan Account, as set forth above, that such Participant's Plan Account shall be credited or debited, as the case may be, with an amount which would be equal to the increase or decrease in the price of the Company's Common Stock during each quarter of the Service Period (the "Common Stock Index"). The increase or decrease shall be computed by subtracting the closing price of the Company's Common Stock on the last business day of each quarter during the Service Period from the closing price of the Common Stock on the day before the first business day of the same quarter. If the NASD Market is not open, or a quote is not obtainable on either of these days, the Committee shall determine the applicable beginning and/or ending price which would most nearly approximate the previously defined beginning and ending prices.


       (d) Payment of the Common Stock Interest Equivalents. The Common Stock Interest Equivalents shall be credited to the Plan Account of a Participant at the same time, and in the same manner, as the interest equivalent set forth in Paragraph (b) of this Article.

       (e) Registration with the SEC. Nothing herein is intended, nor shall it be construed, to allow for the payment, or the crediting to a Participant's Plan Account, of the Common Stock Interest Equivalents unless and until the rights granted thereunder have been registered with the Securities and Exchange Commission, or the registration thereof is determined to be exempt from registration.

   5.  Payment of Deferred Fees.

       (a) Payment Election. Generally. Except as otherwise provided in Paragraphs 5(b), (c), or (d) below, prior to the first day of each Service Period, a Participant shall elect, subject to the provisions of Paragraph (b), (c), and (d) below, the commencement date (which must not be earlier than the first day of the month immediately following the expiration of such Service Period) and the mode (which may either be a lump sum payment or quarterly, or annual installment payments over a specified term certain not to exceed ten (10) years) for payment of amounts in his Plan Account attributable to fees credited during such Service Periods, together with interest credited pursuant to Paragraph 4(b). Any such elections regarding the commencement date and mode of payment of amounts credited to a Participant Plan Account for the Service Period shall be irrevocable once made. In the absence of proper direction by a Participant regarding the time or mode of payment of amounts credited to his Plan Account during a Service Period, such amounts shall be distributed in quarterly installments over a period of ten years, beginning on the first day of the first month after the date the Participant ceases to be a member of the Board.

       (b) Payment Upon Death. In the event of a Participant's death, the balance of such Participant's Plan Account, computed as of the date of his death, shall be paid in one lump sum to his designated beneficiary within the first four months following the date of such Participant's death. A
       Participant, by written instrument filed with the Committee in such manner and form as it may prescribe, may designate one or more beneficiaries to receive payment of the amounts credited to his Plan Account in the event of his death. Any such beneficiary designation may be changed from time to time prior to the death of the Participant.
       In the absence of a beneficiary designation on file with the Committee at the time of a Participant's death, the executors or administrator of the Participant's estate shall be deemed to be his design beneficiary.

       (c) Payment On Plan Termination. In the event the Plan is terminated by the Company, the balance of each Participant's Plan Account, computed as of the 90th day immediately following the date of such Plan termination, shall be paid to such Participant in one lump sum as soon as practicable after such date.

       (d) Payment Upon Change of Control. With respect to any Participant that ceases to be a member of the Board as a result of or in connection with a change of control that is not approved, recommended, and supported by at least two-thirds of the directors who were also directors prior to the occurrence of any such change of control in actions taken prior to, and with respect to, such change of control, such Participant's Plan Account computed as of the later of the date such Participant ceases to be a member of the Board or the date of such change of control, shall be paid to such Participant in one lump sum as soon as practicable, but no later than thirty (30) days following such date. For purposes of the Plan, "change of control" shall be deemed to have occurred if (i) any person (other than Participant or the Company) including a "group" as determined in accordance with Section 1 3(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having 40 % or more of the total number of votes that may be cast for the election of directors: or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors before the Transaction shall cease to constitute a majority of the Board or any successor thereto. The determinations of whether a change of control has occurred, whether such change of control was not approved, recommended, or supported by the directors in actions taken prior to, and with respect to, such change of control and whether any Participant ceased to be a member of the Board as a result of or in connection with such change of control shall be made by the Committee as existing at least six months prior to the occurrence of such alleged change of control (whether or not such members are currently serving as Directors) and its determination shall be final.

       (e) Conversion of Plan Account for Purposes of Payment. If a Participant has elected to receive payment of his Plan Account in a lump sum pursuant to Paragraph (a) above, the value of his Plan Account (including accrued but unpaid interest, as contemplated in Paragraph 4(b)) shall be determined as of the last day of the month preceding the time which he has elected to receive such payment, and an amount equal to such value shall be paid to the Participant. If a Participant has elected to receive payment of his Plan Account in installment payments pursuant to Paragraph (a) above the value of his Plan
       Account (including interest equivalents pursuant to Paragraph 4(b)), shall be determined as of the last day of the month preceding the time on which he has elected to commence receiving such payments and an amount equal to the value of such Plan Account multiplied by a fraction, the numerator of which is one and the denominator of which is the aggregate number of payments which the Participant elected, shall be paid as of each interval such Participant elected; provided, however, that any balance credited to such Participant's Plan Account shall continue to be credited with interest equivalents pursuant to Paragraph 4(b), except that the interest equivalents so credited shall be paid directly to the Participant concurrent with each installment payment. If Paragraphs
       (b), (c), and (d) above apply, the value of a Participant's Plan Account shall be determined as of the date specified in the applicable Paragraph and an amount equal to such value shall be paid to the Participant or his designated beneficiary.

       (f) Adjustment of Plan Account. Once an amount has been paid to a Participant or his beneficiary, such amount shall be subtracted from the Participant's Plan Account.

   6. Hardship Distributions. In the event of hardship incurred by a Participant, as determined in the sole discretion of the Committee, payment of all or a portion of the amount credited to his Plan Account which is being credited with interest equivalents pursuant to Paragraph 4(b), if any, shall be accelerated by being paid, in one lump sum, as soon as practicable following the Committee's determination of the existence of such hardship. For purposes of this paragraph, hardship shall mean any unforeseeable financial emergency or extreme hardship affecting the personal or family affairs of the Participant and having a significant financial effect.
       The Committee may find that financial emergency or extreme hardship exists in situations in which a distribution is necessary for purposes such as, but not limited to, the following: (i) for the purpose of enabling a Participant to meet unforeseeable financial requirements of an illness or disability of the Participant or a member of his family; (ii) loss of the Participants property due to casualty and (ii) other similar extraordinary circumstances arising as a result of events beyond the control of the Participant. The decision of the Committee regarding the existence or nonexistence of a hardship of a Participant shall be final and binding.

   7. The Committee shall have the authority to require a Participant to provide such proof as it deems necessary to establish the existence and significant nature of the Participant's hardship.

   8. Prohibition Against Assignment or Encumbrance. No right, title, interest, or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant or a person claiming under a Participant, or be subject to seizure by any credit of a Participant or any person claiming under a Participant. No Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any right, title, interest or benefit hereunder in any manner until same shall have been actually distributed free and clear of the terms of the Plan.

   9. Nature of the Plan. The Plan and any election agreement executed thereunder constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions hereof, and neither a Participant nor any person claiming under the Participant shall have any security or other interest in any specific assets of the Company by virtue of this Plan. Neither the establishment of the Plan, the crediting of amounts to the Plan Account or the setting aside of any funds shall be deemed to create a trust. The Company, at its election and in its sole discretion, may provide for the payment of benefits under the Plan by setting aside and investing, in an account on the Company's books, such funds as the Company may from time to time determine. Legal and equitable title to any funds so set aside shall remain in the Company, and no Participant shall have security or other interests in such funds. Any funds so set aside shall remain subject to the claims of the creditors of the Company, present and future.

   10. Amendment and Termination of Plan. The Company shall have the right to alter or amend the Plan or any part thereof, from time to time, except the Company shall not make any alteration or amendment which would impair the rights of a Participant with respect to amounts theretofore credited to that Participant's Plan Account. The Company may terminate the Plan at any time. If not sooner terminated under the provisions of this paragraph, the Plan shall terminate as of the date on which all amounts thereof which are credited to the Plan Account have been paid.

   11. No Tax Guarantee. Neither this Plan nor any representation made in connection with it shall be construed to be an assurance or guarantee of a deferral of income for income tax purposes of any amount to be paid pursuant to this Plan.

   12. Laws Governing. The Plan and any documents executed in connection therewith shall be construed in accordance with and governed by the laws of the State of Texas.